Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM SC TO-I/A

(Form Type)

JPMorgan Private Markets Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee rate		Amount of Filing Fee

Fees to Be Paid	—		—

Fees Previously Paid	$32,027,713.54	(1)	$0.0001531	$	4,904.00
Total Transaction Valuation	$32,027,713.54
Total Fees Due for Filing				$	4,904.00

Total Fees Previously Paid				$	4,904.00
Total Fee Offsets					—

Net Fee Due				$	0.00

(1)

The transaction valuation is calculated as the aggregate maximum purchase price for shares of JPMorgan Private Markets Fund (the “Fund”). The fee of $4,904.00 was paid in connection with the filing of the Schedule TO by the Fund (File No. 005-94124) on November 15, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—		—